EXHIBIT 99 (B)


                   GLOSSARY OF GEOLOGICAL AND TECHNICAL TERMS


Andesite - Fine grained intermediate volcanic rock.

Anticlinoria - A fold system in the form of an arch.

Argillite - A compact rock derived from either mudstone or shale but lacking lamination or cleavage.

Arsenopyrite - An arsenic mineral, FeAsS, found mainly in hydrothermal veins.

Auriferous - Refers to a substance that contains gold, esp. gold-bearing mineral deposits.

Basalt - A fine-grained, sometimes glassy basic (dark colored) igneous rock.

Basaltic - A fine-grained dark volcanic rock whose strata sometimes form columns.

Bedded - A mineral fixed firmly into another rock formation.

Breccia - A coarse-grained rock, composed of angular broken rock fragments held together by a mineral cement or in a fine-grained matrix.

Calcareous - Chalky rock containing calcium carbonate.

Caps - A hard rock overlying another rock formation.

Chalcopyrite - The main copper ore, CuFeS2. A widely occurring mineral found mainly in veins.

Clastic rocks - A sedimentary rock composed of broken fragments that are derived from preexisting rocks of any origin.

Comagmatic - A term applied to a series of igneous rocks which are assumed to have been derived from a common source.

Conformable - A sequence of beds are said to be conformable when they represent an unbroken period of deposition.

Contact metamorphism - thermal metamorphism causing change in the original character of the rock and associated with igneous intrusions.

Cretaceous - A specific geologic time period of approximately 72 million years from 136 million years ago to 64 million years before present.

Cross fault - A fault that crosses another at a high angle.

Diorite - A course-grained plutonic igneous rock containing quartz.


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Dragfold - Being a minor fold, usually one of a series, formed in an incompetent bed lying between more competite beds, produced by movement of the competent beds in opposite directions relative to one another.

Dyke - A sheet-like body of igneous rock, which cuts across the bedding or structural planes of the host rock.

Fault - A fracture in rock along which there has been an observable amount of displacement. When faults occur along parallel or subparallel sets of planes they are called fault or fracture zones.

Formation - A number of rock units of consistent composition large enough to be traced on a regional scale.

Gabbro - A course-grained (plutonic) dark colored igneous rock.

Galena - The most important ore of lead, PbS, found in hydrothermal veins and as a replacement mineral

Gash vein - Veins formed in spaces produced from structural deformation of the rock.

Geochemical anomaly - A sudden increase in the quantity of a particular element over a limited area.

Gouge - Rock material that has been ground to clay, often found along fault contacts - so named because the miners can "gouge" it out to facilitate the mining of the vein itself.

Granite - A course-grained igneous rock composed of >20% quartz and feldspar of which plagioclase and alkali feldspar are present in approximately equal amounts.

Granodiorite - A coarse-grained igneous rock composed of >20% quartz and feldspar of which plagioclase makes up >67% of the total feldspar.

Greywacke - An immature sandstone having > 15% clay minerals.

Group - A group (one or more) Formations of approximately the same age.

High level stocks - intruded igneous rocks that crystallized under near surface conditions.

Hornblende diorite - A coarse-grained plutonic intermediate igneous rock, consisting essentially of intermediate plagioclase and hornblende; quartz may be present in amounts up to 10% and alkali feldspar may also occur up to one third of the total feldspar.

Hydrothermal - Pertaining to hot water, or the action of hot water such as a mineral deposit precipitated from hot aqueous solution, with or without demonstrable association with igneous processes.

Igneous rock - Rock formed by the solidification of molten material that originated within the Earth.


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Interbedded - Between two layers; e.g. a lava flow may occur interbedded between two layers of sediments.

Intrusion - A body of igneous rock which has formed itself into pre-existing rocks, either along some definite structural feature or by deformation and cross-cutting of the invaded rocks.

Jurassic - A specific geologic time period from 208.0 million years to 145.6 million years before present.

Lenticular - Resembling in shape the cross section of a lens

Limestone - A sedimentary rock consisting chiefly of calcium carbonate primarily in the form of the mineral calcite.

Magnetite - An important iron ore mineral, Fe3O4, found in igneous rocks, contact metamorphic deposits, replacement deposits and placer deposits.


Marcasite - A mineral with the same chemical composition as pyrite (FeS2) but differing in atomic structure; often referred to as white pyrite because of its paler color.

Mesozoic - The name used to describe several periods of geologic time covering from 225 million years to about 65 million years ago.

Metasomatism - A metamorphic change which involves the introduction of material from an external source. In some circumstances one mineral completely replaces the other or if metasomatic fluids are energetic enough, recrystallisation occurs concealing some of the effects of the process.

Monoclinal fold - A fold having only one limb and being a uniform gentle dip.

Oreshoot - An elongate chimneylike mass of ore within a deposit (usually a vein), representing the more valuable part of the deposit.

Overturned fold - A fold that is inclined and the two limbs dip in the same direction at different amounts. The sequence of strata thus appears reversed.

Phenocryst - A term for large crystals or mineral grains within the matrix or groundmass of a porphyry.

Plagioclase - Commonly labradoite or bytownite.

Plutonic rock - Igneous rock formed deep within the Earth under the influence of high heat and pressure; distinguished from eruptive rock formed at the surface.

Porphyry - An igneous rock of any composition that contains obvious phenocrysts in a fine-grained groundmass.

Pyrite - The most widespread sulphide mineral, chemical formula: FeS2,



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Pyroclastic rocks - Consist of fragmental volcanic material which has been blown into the atmosphere by explosive activity.

Pyrrhotite - A mineral, Fe1-xS, found in basic igneous rocks, pegmatites and contact metamorphic rocks.

Quartz diorite - A group of plutonic rocks having the composition of diorite but with an appreciable amount of quartz, i.e. between 5% and 20% of the light colored constituents.

Recumbent fold - An overturned fold, the axial plane of which is horizontal or nearly so.

Replacement deposit - A mineral deposit that has been formed by mineral solutions taking the place of some earlier, different substance.

Rhyolite - Fine-grained to glassy light colored volcanic rocks.

Sedimentary rock - A rock resulting from the consolidation of loose sediment that has accumulated in layers.

Shear strain - The angular displacement of a structural member due to a force acting across it.

Shear stress - The resultant of forces acting on a body of rock that tends to distort its shape, measured per unit of cross-sectional area.

Shear zone - A tabular zone of rock that has been crushed and brecciated by many parallel fractures due to shear strain.

Silicified lens/zone - A area of limited size which been flooded or replaced with silica generally resulting in the formation of fine-grained quartz or chalcedony.

Sill - A sheet-like body of igneous rock that conforms to bedding and lies nearly horizontal.

Skarn - A general term used to describe lime-bearing silicate rocks derived from nearly pure limestone and metamorphosed by heat. Skarns are characterized by the presence of calc-silicate minerals (amphibole, pyroxene, garnet) and sometimes iron ore or sulphide deposits.

Sphalerite - The main ore of zinc, ZnS, found in metasomatic deposits with galena, hydrothermal vein deposits, and in replacement deposits.

Stoping - In mining, a method of extracting ore from a vertical or steeply dipping vein either above or below a level.

Stratigraphic sequence/succession - A chronological succession of sedimentary rocks from older below to younger above, essentially without interruption.

Synclinoria - A basin-shaped fold system.

Tertiary - The period of time which elapsed between the end of the Cretaceous and present time, having a duration of 65 million years ago, from 65 million years to 0 million years ago.


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Triassic - The period of time which extends from 225 to 195 million years ago, a duration of 30 million years, and marks the beginning of the Mesozoic Era.

Tuff - The general name for the unconsolidated material is ash, which on consolidation is called a tuff.

Vancouver Group - a mountain range cover the upper half of Vancouver Island.

VLF-EM - A geophysical exploration method that uses very low frequency radio waves to detect conductive formations or ore bodies below the Earth's surface.

Volcanic rock - A generally finely crystalline or glassy igneous rock resulting from volcanic action at or near the Earth's surface, either ejected explosively or extruded as lava.

Volcanoclastic - Descriptive of a clastic rock containing volcanic material.


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